Exhibit 99.1

PMV Pharmaceuticals Reports Full Year 2025 Financial Results and Corporate Highlights

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Enrollment remains on track in Phase 2 pivotal portion of PYNNACLE trial evaluating rezatapopt as monotherapy in platinum-resistant/refractory ovarian cancer patients with a TP53 Y220C mutation

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Rezatapopt granted Orphan Drug Designation by the U.S. Food and Drug Administration for the treatment of TP53 Y220C positive ovarian cancer

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New England Journal of Medicine published first-in-human rezatapopt data showing selective reactivation of mutant p53 in advanced solid tumors

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Rezatapopt New Drug Application submission for platinum-resistant/refractory ovarian cancer planned in first quarter of 2027

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Cash, cash equivalents, and marketable securities of $112.9 million as of December 31, 2025 providing expected cash runway to end of second quarter of 2027

PRINCETON, N.J., March 6, 2026 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53, today reported financial results for the full year ended December 31, 2025, and provided a corporate update.

“2025 was an important and productive year for PMV Pharma as we reported positive Phase 2 interim data from the registrational PYNNACLE clinical trial and made significant progress in enrolling the study,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “We look forward to submitting an NDA in the first quarter of 2027 for rezatapopt in platinum-resistant/refractory ovarian cancer.”

PYNNACLE Phase 2 Monotherapy Update:

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Enrollment is on track in the Phase 2 monotherapy portion of the PYNNACLE clinical trial. The multicenter, single-arm, registrational, Phase 2 study is assessing rezatapopt as monotherapy at a dose of 2000 mg once-daily in patients with TP53 Y220C advanced solid tumors.

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PMV Pharma anticipates submitting a New Drug Application (NDA) for rezatapopt in platinum-resistant/refractory ovarian cancer patients with a TP53 Y220C mutation in the first quarter of 2027.

Full Year 2025 and Recent Corporate Highlights:

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On March 2, 2026, the U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation (ODD) to rezatapopt for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer. The FDA provides ODD status to drugs intended for the safe and effective treatment, diagnosis, or prevention of rare diseases that affect fewer than 200,000 people in the U.S. Benefits of the designation may include exemption from certain FDA fees, financial incentives for qualified clinical development, and seven years of market exclusivity in the U.S. if the treatment is approved.

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Phase 1 results from the ongoing Phase 1/2 PYNNACLE study were published in the New England Journal of Medicine, “Phase 1 Study of Rezatapopt, a p53 Reactivator, in TP53 Y220C-Mutated Tumors.” The manuscript highlighted that rezatapopt demonstrated antitumor activity in heavily pretreated patients across multiple solid tumor types which provided proof-of-concept for p53 reactivation. Clinical activity and biomarker data were consistent with selective binding to the Y220C pocket and restoration of wild-type p53 tumor suppressor function.

Exhibit 99.1

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Updated data from the ongoing PYNNACLE Phase 2 trial were presented as an oral presentation at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics based on a September 4, 2025 data cut-off.

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34% overall response rate (ORR) observed among 103 evaluable patients across all cohorts with a median duration of response of 7.6 months.

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46% ORR observed among 48 evaluable patients in ovarian cancer cohort with a median duration of response of 8.0 months.

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Treatment-related adverse events (TRAEs) were mostly Grade 1-2 with the most frequent TRAEs observed (>15%) being nausea, fatigue, blood creatinine increased, and alanine aminotransferase (ALT) increased.

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Natural history study results were also presented at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics where TP53 Y220C–mutant advanced solid tumors were associated with poor outcomes reinforcing the significant unmet medical need addressed by rezatapopt.

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New findings from the rezatapopt PYNNACLE Phase 2 trial in ovarian cancer were presented at the 2026 European Society of Gynecologic Oncology Congress, demonstrating robust and consistent ORRs across key ovarian cancer subgroups.

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The ORR subgroup data included those with platinum-resistant, platinum-refractory disease, prior systemic therapies and folate receptor alpha status, that provide further evidence of the broad efficacy of rezatapopt within ovarian cancer patients.

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After the September 4, 2025 data cut-off, among the 48 evaluable patients in the ovarian cancer cohort, a 50% ORR was observed with 23 confirmed responses and one unconfirmed partial response.

Fiscal Year 2025 Financial Results

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As of December 31, 2025, PMV Pharma had $112.9 million in cash, cash equivalents, and marketable securities, compared to $183.3 million at December 31, 2024. Net cash used in operations was $73.6 million for the year ended December 31, 2025, compared to $51.3 million for the year ended December 31, 2024.

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Net loss for the year ended December 31, 2025, was $77.7 million compared to $58.7 million for the year ended December 31, 2024.

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Research and development (R&D) expenses were $69.9 million for the year ended December 31, 2025, compared to $58.5 million for the year ended December 31, 2024. The increase in R&D expenses was primarily related to clinical expenses for advancing rezatapopt, the Company’s lead product candidate.

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General and administrative (G&A) expenses were $16.3 million for the year ended December 31, 2025, compared to $26.9 million for the year ended December 31, 2024. The decrease in G&A expenses was primarily due to lower facility-related and personnel costs following the relocation of the Company's lab and office space and staff reductions in the prior year.

About Rezatapopt

Exhibit 99.1

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation and Orphan Drug Designation for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the clinical trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors, conducted across approximately 70 sites.

For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option as a monotherapy, expectations regarding timing, enrollment status and success of the Phase 2 portion of the current clinical trial for rezatapopt and filing of an New Drug Application (NDA) for platinum-resistant/refractory ovarian cancer, the benefits of FDA’s grant of Orphan Drug Designation (ODD) for rezatapopt, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities, including the successful filing of NDAs, and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, maintenance by the Company of ODD status and related benefits for rezatapopt, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2026, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of

Exhibit 99.1

the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made

Exhibit 99.1

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$ 37,983	$ 40,876
Restricted cash	—	—
Marketable securities, current	74,960	128,578
Prepaid expenses and other current assets	2,284	6,204
Total current assets	115,227	175,658
Property and equipment, net	237	409
Marketable securities, noncurrent	—	13,843
Right-of-use assets	801	1,143
Other assets	297	235
Total assets	$ 116,562	$ 191,288
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 3,155	$ 6,579
Accrued expenses	7,857	7,439
Operating lease liabilities, current	403	352
Total current liabilities	11,415	14,370
Operating lease liabilities, noncurrent	435	838
Total liabilities	11,850	15,208
Commitments and contingencies (see Note 6)
Stockholders’ equity:
Additional paid-in capital	551,082	544,653
Accumulated deficit	(446,454)	(368,712)
Accumulated other comprehensive income	84	139
Total stockholders’ equity	104,712	176,080
Total liabilities and stockholders’ equity	$ 116,562	$ 191,288

Exhibit 99.1

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Years ended December 31,
	2025	2024	2023
Operating expenses:
Research and development	$ 69,877	$ 58,527	$ 55,885
General and administrative	16,329	26,921	24,247
Total operating expenses	86,206	85,448	80,132
Loss from operations	(86,206)	(85,448)	(80,132)
Other income:
Interest income, net	6,337	10,655	11,171
Other (expense) income, net	(45)	(16)	3
Total other income	6,292	10,639	11,174
Loss before provision (benefit) for income taxes	(79,914)	(74,809)	(68,958)
Provision (benefit) for income taxes	(2,172)	(16,100)	2
Net loss	(77,742)	(58,709)	(68,960)
Unrealized (loss) gain on available for sale investments, net of tax	(63)	(50)	635
Foreign currency translation (loss) gain	8	(35)	34
Total other comprehensive (loss) income	(55)	(85)	669
Total Comprehensive loss	$ (77,797)	$ (58,794)	$ (68,291)
Net loss per share -- basic and diluted	$ (1.48)	$ (1.14)	$ (1.44)
Weighted-average common shares outstanding	52,541,613	51,578,807	48,014,645

Contacts

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com